EXHIBIT 10.1
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                             DAVIDSON ENERGY, L.L.C.
                                5003 Barlow Drive
                              Round Rock, Tx 78681
                                  512-238-8880
                                 512-238-8401 fx

                                January 10, 2006

TexTerra Exploration Partners, L.P.
99 Park Ave.
New York, NY 10016
Attention: Dmitry Vilbaum

      Re: Richard Bellows et al. Leases, La Salle County, Texas

Gentlemen:

      This letter agreement ("Farmout Agreement"), when signed by you in the space provided below, will constitute an agreement between Davidson Energy, L.L.C. ("Davidson"), Johnson Children's Trust No. 1 ("Trust") and TexTerra Exploration Partners LP ("TTEP") regarding the development of the Richard Bellows et ux. 1280-acre oil and gas lease dated April 27, 2005, recorded at Volume 451, Page 422, Official Public Records, La Salle County, Texas, covering two 640 acre tracts in Survey 158, H. & G.N.R.R. Co., A-1076, Patent No. 508, Vol. 14, and in Survey 157, H. & G.N.R.R. Co., A-276, La Salle County, Texas (the "Bellows Lease"). The Bellows Lease was assigned by the original lessees, Darrel Canion and Marian Canion, to Davidson and Trust subject to a reserved overriding royalty interest equal to the difference between 25% net revenue interest and existing landowner royalties.

      The Bellows Lease does not cover 100% of the mineral fee estate and three
(3) additional leases have been negotiated with the remaining mineral fee owners, being Main Plaza Corporation, Jarret B. Meuth and William R. Meuth, Jr. (collectively, the "Mineral Owner Leases"). The Bellows Lease and the Mineral Owner Leases are collectively referred to as the "Leases". Davidson shall bear the initial acquisition costs of the Mineral Owner Leases at its sole expense, not subject to reimbursement.

      1.Interests to be Purchased/Purchase Price. Subject to the conditions set forth herein, Davidson and Trust shall assign to TTEP a 70% (Seventy Percent) working interest (the "TTEP Initial Well Interest") in and to the Railroad Commission spacing unit ("Spacing Unit") surrounding the initial well (the "Initial Well") to be drilled on the Leases. The Initial Well is to be drilled to an approximate depth of 7,500 feet subsurface pursuant to the AFE (as defined below) and the JOA (as defined below). The purchase price for the TTEP Initial Well Interest shall be (i) TTEP's agreement to pay 100% (One Hundred Percent) of the actual costs up to the dollar limit ("Dollar Limit") stated in the Approval for Expenditure ("AFE") for drilling, testing, stimulating, completing and equipping (including tie in to sales lines) the Initial Well as a producing well through the tanks (if an oil well) or through the pipeline connection (if a gas well), as specified in the AFE, unless the election is made to plug and abandon the Initial Well, in which case the purchase price for the TTEP Initial Well Interest shall be the actual costs of drilling, testing, and plugging the Initial Well, plus any costs related to surface restoration surrounding the Initial Well which is required by the Bellows Lease. Any additional costs over the Dollar Limit shall be paid 70% (Seventy Percent) by TTEP and 30% (Thirty Percent) by Davidson. The remaining 30% (Thirty Percent) working interest in the Spacing Unit shall be retained by Davidson and Trust. The net revenue interest ("NRI") which shall be attributable to holders of all of the working interest shall be not less than 75% (Seventy Five Percent). All reasonable efforts will be made to spud the Initial Well by January 31, 2006, subject to drilling rig and other long lead time items' availability. The parties agree that the drilling operations shall be conducted on the Initial Well by Alamo Operating Company, L.C. ("Alamo Operating") subject to the terms of a separate agreement with Alamo Operating for such services.

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      2. Escrow; Use of Funds.

      (a) Within one (1) business day after the satisfaction of the conditions stated in paragraph 7 below, TTEP shall deposit in cash by wire transfer to Dan Brecher, Attorney at Law ("TTEP's Agent") a sum equal to the costs of drilling to completion the Initial Well, as reflected by the AFE approved by the parties:

Law Offices of Dan Brecher
Citibank, 90 Park Avenue
New York NY 10016
Account number 95050499
ABA No.: 021000089

TTEP's Agent (as instructed by TTEP) shall immediately thereupon distribute the funds necessary to satisfy Alamo Operating's funding requirements for drilling the Initial Well, including immediate deposit with Alamo Operating of all dry hole costs required by Alamo Operating and any other advance deposits required by Alamo Operating under the terms of its operating contract.

      (b) Additional funds may be cash called as necessary, subject to the agreements between the parties, including the separate agreement with Alamo Operating.

      (c) In the event that the Initial Well is plugged and abandoned as a dry hole prior to a completion attempt, then TTEP's Agent and, if applicable, Alamo Operating shall refund to TTEP, 100% (One Hundred Percent) of all cash remaining after payment of the approved costs of drilling, plugging and abandoning the well bore and restoring the surface of the Initial Well Spacing Unit.

      (d) The funds deposited by TTEP shall be used solely for the purposes set forth in the AFE agreed by the parties, which shall include road work, site preparation, drilling of a water well and drilling, completing and equipping (or plugging and surface restoration, if applicable) on the Leases. Davidson and Trust may suggest the use of their affiliates to perform needed services at competitive rates, but neither party shall be bound to utilize such services of the affiliates.

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      3. Operations, Selection of Drillsite and Drilling Specifications.

      (a) Alamo Operating shall be the operator of record. Should Alamo Operating fail or refuse to serve as operator, Davidson, Trust and TTEP shall mutually agree upon an operator of record. All operations, including the Initial Well and future wells, will be subject to a Model Form Operating Agreement to be executed by the parties with appropriate COPAS exhibit and other exhibits naming Alamo Consulting as operator (the "JOA").

      (b) TTEP, through its affiliate, Terra insight Corporation, shall select the location for the Initial Well and every subsequent well within the subject lease provided on average 3 out of 5 drilled oil or gas wells are productive. Alamo Operating shall communicate its proposed drilling procedures and techniques for the Initial Well to TTEP in advance and TTEP shall have the right to alter such procedures and techniques as it deems necessary to maximize the likelihood of drilling success. TTEP may, at its election and at its sole risk, maintain a drilling representative on the derrick floor or the Lease to monitor operations and to make elections, as appropriate. The parties agree that Alamo Operating or any successor operator shall be required to provide daily reports while undertaking well drilling, completion, or workover operations and weekly reports to the working interest holders regarding all other operations.

      4. Assignment of the TTEP Lease Interest. The TTEP Initial Well Interest and the TTEP interest in the remaining acreage under the Leases shall, subject to the Leases, be considered to be earned at the later to occur of (a) deposit by TTEP with TTEP's Agent of the costs of drilling the Initial Well to (dry hole + contingency) completion as reflected in the approved AFE, or (b) the deposit by TTEP's Agent from the Escrow the Initial Well dry hole costs with Alamo Operating per Alamo Operating's requirements, at which time Davidson/Trust shall deliver a fully executed and recordable assignment covering the Leases which conveys to TTEP a Seventy Percent (70%) working interest in the Initial Well Spacing Unit and a Fifty Percent (50%) working interest in all other acreage covered by the Leases, subject to the adjustment of working interest between the parties described in paragraph 5 below should Davidson/Trust elect not to participate in a future well and to instead elect to be carried, as therein described. TTEP agrees that it will timely provide Davidson with sufficient Initial Well drillsite information in advance of this assignment obligation that will permit Davidson to survey the Initial Well Spacing Unit perimeter and to generate metes and bounds field notes for such Initial Well spacing unit which are to be attached to the assignment as a part of the legal description of the Leases. After the Initial Well is drilled and then either plugged and abandoned or completed as a producer, TTEP will have completed all earning obligations on the Lease. Each working interest owner shall have the right to separately market its proportionate share of production from the Initial Well.

      5. Participation in Future Wells.

      (a) Davidson and Trust agree, that after the Initial Well, each party has the right but not the obligation to participate in future wells on the Lease, subject to the JOA, The extent of the participation by the participating party shall be 50% (Fifty Percent) working interest (unless Davidson/Trust elects to be carried as described in subparagraph 5(b) below). The contributing participation cost of each party shall be governed by the JOA.

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      (b) In the event Davidson and the Trust together decide not to participate in a future well or wells on the Lease, Davidson/Trust shall promptly deliver a recordable assignment of their working interest in and to the Leases as to the spacing unit assigned to the proposed well, reserving therefrom only a back-in 10% (Ten Percent) working interest ("Backin Interest") which shall become effective if and when TTEP reaches cumulative payout on the Lease, according to the formula below. TTEP may assign its 100% (One Hundred Percent) working interest in the particular spacing unit at any time, subject to protection of the Backin Interest, and subject to the limitations upon assignment set forth in the particular Leases.

      (c) Payout shall be deemed to have occurred as of the first day of the month following the month in which the result of the following formula is equal to or greater than one:

               TTEP cumulative net production revenue (from Initial Well plus wells subject to Backin Interest)

               divided by

               TTEP cumulative cost (from Initial Well plus wells subject to Backin Interest)

      6. Representations and Covenants by Davidson.

      (a) Davidson represents that neither it or its employees, executives or other affiliates hold any beneficial interest in the Leases except as specified herein.

      (b) In the event that the rig is not available to be delivered to the Initial Well site within existing terms of the Leases, Davidson covenants to obtain a written extension to the term of any Lease prior to its scheduled expiration. Such extension shall be obtained at no additional cost to TTEP.

      (c) Davidson covenants to promptly apply for permits for a water well and road work and to complete these projects in a prompt workman-like manner once the necessary permits are obtained.

      (d) Davidson covenants to advise TTEP of the available lease terms for offset leases on the play trend when that information becomes available. If negotiations for offset leases are initiated by Davidson, then Davidson agrees to attempt to obtain leases with minimum two year terms and net revenues of at least 80%, plus the ability to hold such leases, if any are secured, by commencement of drilling to a maximum depth of 8,000 feet. Subject to technical and commercial review satisfactory in TTEP's view, TTEP shall pay Fifty Percent (50%) of the cost to the parties of any offset leases secured by Davidson and will be assigned 50% WI in the lease interest available.

      7. Conditions. The obligations of TTEP hereunder are conditioned on the satisfaction of the following conditions on or prior to January 18, 2006. In the event that the following conditions are not met to TTEP's satisfaction by such date then, unless unsatisfied conditions are waived by written agreement, any party may terminate this agreement by written notice of termination to the other parties.

      (a) Davidson shall furnish complete copies of all title materials and the option agreement with Canion.

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      (b) TTEP shall complete its independent title review relating to the
Leases and shall reach the reasonable conclusion that the assignment, when released to TTEP, fully transfers the interests purchased herein.

      (c) Davidson shall deliver a contract for a drilling rig ("Rig") which will be reasonably satisfactory to TTEP with a move in date no later than January 25, 2006 .

      (d) TTEP may at it's sole discretion obtain an inspection report from an independent engineer that indicates that the Rig is suitable to drill the Initial Well to the depth indicated in the AFE.

      (e) A drilling plan for the Initial Well is delivered to TTEP that is reasonably acceptable to TTEP.

      (f) An AFE is submitted to TTEP which is reasonably acceptable to TTEP.

      (g) A joint operating agreement ("JOA") is executed by Davidson, the Trust, TTEP and Alamo Operating (or any mutually acceptable operator) in connection with the Leases on the 1989 AAPL Model Form Operating Agreement with COPAS accounting exhibit.

      (h) The Alamo Operating contract shall be reviewed, accepted and executed and proof of Alamo Operating's operator bond and insurance shall be provided.

      8. TTEP Satellite Study of Lease. TTEP has contracted a satellite analysis of the Lease to determine drilling locations target objectives and shall provide to Davidson and Trust with the drilling location, target depth, and pay zones on the Initial Well on the date all of the conditions specified in Section 7 hereof are fully complied with or waived in writing by TTEP and, in connection with additional wells on the Lease, on a well by well basis, in accordance with
Section 5(a)above, in adequate time to plan for the drilling of the subsequent wells within the Lease and Farmout Agreements.

      9. Miscellaneous.

      (a) Whole Agreement. This agreement, the JOA including the COPAS, the AFE and the confidentiality agreement between Davidson and Terra Insight Corporation, an affiliate of TTEP, represent the entire agreement of the parties relating to the subject matter contained herein. This agreement can only be modified by a writing signed by the parties hereto.

      (b) Precedence. In the event of a conflict between this agreement and the JOA and the COPAS, this agreement shall take precedence.

      (c) Choice of Law. This agreement is governed by the laws of the State of Texas, without reference to principles of conflict of laws.

      (d) Arbitration. (i) All disputes hereunder shall be settled by binding arbitration upon the request of any party to this agreement, in accordance with the terms hereof. Any party hereto may, by way of summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of the disputes.

            (ii) All disputes between the parties shall be resolved by binding arbitration administered by the American Arbitration Association (AAA) in accordance with the terms hereof, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the U. S. Code). In the event of any inconsistency between this agreement and such statute and rules, this agreement shall control. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

            (iii) All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

            (iv) The arbitrators shall resolve all disputes in accordance with the applicable substantive law. Three arbitrators shall be chosen to decide the dispute, and each arbitrator shall be knowledgeable in the subject matter of the dispute. The operator and the non-operator (as a group, if more than one) shall each have the right to select one arbitrator for the panel and the two arbitrators thereby selected will select the third arbitrator for the panel. If the party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. Prior to the commencement of hearings, each of the arbitrators shall take an oath of impartiality. Unless determined otherwise by the arbitrators, each party shall bear the expenses of its party- appointed arbitrator, its own counsel, experts, witnesses, preparation and presentation of proofs and an equal share of the fees and expenses of arbitration (which includes the expenses of the third arbitrator). However, the arbitrators shall have the power to award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees, grant injunctive relief, and impose liens on real property to the extent necessary to enforce any awards.

            (v) To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 90 days of the filing of the dispute with the AAA. Arbitration proceedings shall be conducted in Dallas, Texas, unless otherwise agreed in writing by all parties to such arbitration. Limited civil discovery shall be permitted for the production of documents and the taking of depositions with all issues regarding conformation with discovery requests being decided by the arbitrators. A preliminary hearing with the parties and/or their representatives and the arbitrators may be held to specify the issues to be resolved, to stipulate uncontested facts and to consider any other matter that will expedite the arbitration proceedings. Each party agrees to keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

If the foregoing terms are acceptable to you, then so indicate your agreement by signing this letter agreement in the space provided below.

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                                  Sincerely,

                                  /s/ Boris Keyser
                                  ----------------------------------
                                  Boris Keyser
                                  President, Davidson Energy, L.L.C.

ADDITIONAL SIGNATURES ARE TO BE MADE ON FOLLOWING PAGE

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TERMS AGREED AND ACCEPTED                  TERMS AGREED AND ACCEPTED

TexTerra Exploration Partners, L.P.        Johnson Children's Trust No. 1
  By: Terra Resources, Inc.
      Its General Partner

By: /s/ Roman Rozenberg                    By:
    ------------------------------             -------------------------
    Name: Roman Rozenberg                      Name: Billy Don Johnson
    Title: Chief Executive Officer             Title: Trustee
Date signed: January 10, 2006              Date signed:
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